Exhibit 99.1
                        Press Release of Candie's, Inc.
                              Dated March 23, 2005

Candie's, Inc. Reports Fourth Quarter and Fiscal Year Ended December 31, 2004 Results Wednesday March 23, 8:56 am ET


NEW YORK--(BUSINESS WIRE)--March 23, 2005--Candie's, Inc. (NASDAQ: CAND - News; the "Company") announced today its results for the quarter (the "two-month Fourth Quarter") and 11-month current year ended December 31, 2004 (the "11-month Current Year").

As previously announced, the Company changed its fiscal year end from January 31 to December 31. As a result, the Fourth Quarter has been reported as a two-month period and the current fiscal year has been reported as an 11-month period ended December 31, 2004.


The Company reported consolidated net income of $241,000 or $0.01 per diluted share for the 11-month Current Year, as compared to a loss of $11.3 million or $0.45 loss per diluted share for the prior year. Licensing revenue for the 11-month Current Year increased by 30.4% to $8.6 million from $6.6 million in the prior year and selling, general and administrative expenses decreased by 45.2% from $32.3 million to $17.7 million.


For the two-month Fourth Quarter, the Company reported a consolidated operating net loss of $314,000 before special charges of $196,000, as compared to a consolidated operating net loss of $4.8 million before special charges of $981,000 in the same quarter for the prior year. Special charges in the Fourth Quarter consisted of $434,000 of legal fees incurred by the Company relating to litigation involving Unzipped Apparel, LLC ("Unzipped"), its former jeans wear operations that have now been fully transitioned to a license arrangement, which was offset by $238,000 of special income resulting from the Company's termination of certain long term debt payments. The Company reported a consolidated net loss of $912,000 or $0.03 per diluted share for the Fourth Quarter compared to a consolidated net loss of $6.4 million, or $0.25 per diluted share for the prior year quarter.


Licensing revenue was $1.8 million for the two-month Fourth Quarter, as compared to $1.7 million in the prior year quarter, an increase of 4.5%. Selling, general and administrative expenses for the two-month Fourth Quarter decreased by $2.5 million, or 37.6% to $4.1 million from $6.6 million in the prior year quarter.


Included in the Company's consolidated operations are the results from the former jeans wear operations of Unzipped. For the 11-month Current Year, Unzipped had a net loss of $6.4 million prior to adjustments, compared to a net loss of $266,000 for the prior year. The Company, however, is guaranteed a certain profit pursuant to a third-party management agreement with Unzipped's former manager, Sweet Sportswear, LLC ("Sweet"), consequently, the Company has offset shortfall payments of $7.6 million and $1.6 million in the current and prior year, respectively, against cost of goods sold and an $11 million note payable to Sweet. For the two-month Fourth Quarter, Unzipped had a net loss of $2.2 million prior to adjustments, compared to a net loss of $2.4 million for the prior year quarter.


The Company has now completed the process of transforming from a footwear and jeans wear operating company to a multi-brand licensing and management business. In December 2004, the Company licensed CANDIE'S(R) to Kohl's Department Stores, with plans to launch CANDIE'S as a lifestyle brand in Fall 2005 and become exclusive in all categories except optical by the end of 2006. The BONGO(R) brand is licensed in 15 categories for women's, kids and men's products, including for jeans wear and footwear. As previously announced in October 2004, the Company acquired the designer trademark BADGLEY MISCHKA(R) and has begun to implement its strategy to license that brand as well with four new licenses and additional categories planned.


Neil Cole, President and CEO commented, "Our transition to a licensing and marketing company is finally complete. We are now fully focused on generating the maximum revenue from our three valuable brands and believe that we have positioned the Company to achieve sustained growth and profitability in 2005 and beyond."


Shareholders are invited to listen to the conference call scheduled for today at 10:00 AM Eastern Daylight Time. The call will be web cast live via the Internet and can be accessed by logging on to www.candiesinc.com and clicking on the "Live Web cast" link on the "Investor's Overview" page. The call will be archived on the web and a replay can also be accessed via telephone by dialing 1-888-286-8010 and entering the passcode 42968486. The replay will be available through March 30, 2004.


About Candie's, Inc.


Candie's, Inc. is in the business of licensing the CANDIE'S, BONGO and BADGLEY MISCHKA trademarks on a variety of women's apparel, footwear and accessories. Through its wholly owned subsidiary Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer. For investor information please visit the corporate web site at http://www.candiesinc.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's decision to license its business, continued market acceptance of the Company's branded products, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the risks of litigation and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

                            Candie's, Inc.
            Condensed Consolidated Statements of Operations
                (000's omitted, except per share data)

                                    Two     Three    Eleven    Twelve
                                 months    months    months    months
                                  ended     ended     ended     ended
                               December   January  December   January
                                    31,       31,       31,       31,
                                   2004      2004      2004      2004

Net sales                       $ 5,851   $18,421   $60,409  $124,803
Licensing revenue                 1,826     1,747     8,571     6,574

Net revenues                      7,677    20,168    68,980   131,377
Cost of goods sold                3,846    18,282    48,229   102,604

Gross profit                      3,831     1,886    20,751    28,773

Operating expenses:
Selling, general and
 administrative expenses          4,145     6,640    17,720    32,308
   Special charges                  196       981       295     4,629

                                  4,341     7,621    18,015    36,937

Operating income (loss)            (510)   (5,735)    2,736    (8,164)

Interest expense                    402       656     2,495     3,118

Income (loss) before income taxes  (912)   (6,391)      241   (11,282)

Income tax provision                  -        11         -        58

Net income (loss)               $  (912)  $(6,402)   $  241  $(11,340)

Earnings (loss) per common share:
  Basic                         $ (0.03)  $ (0.25)   $ 0.01  $  (0.45)

  Diluted                       $ (0.03)  $ (0.25)   $ 0.01  $  (0.45)

Weighted average number of common shares outstanding:
  Basic                          27,829    25,265    26,851    25,181

  Diluted                        27,829    25,265    28,706    25,181


Selected Balance Sheet Data:
                             12/31/2004  01/31/2004

Total Assets                     59,475      74,845
Total Liabilities                35,217      55,977
Shareholders' Equity             24,258      18,868


Contact:
     Candie's, Inc.
     Richard Danderline, 212-730-0030
     rdanderline@candiesinc.com